EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-239798, Registration Statement No. 333-230732, Registration Statement No. 333-205670, Registration Statement No. 333-205671, Registration Statement No. 333-169286, Registration Statement No. 333-158379, Post-Effective Amendment No. 1 to Registration No. 333-133384, Post-Effective Amendment No. 2 to Registration Statement No. 333-70633, Post-Effective Amendment No. 2 to Registration Statement No. 333-70641, and Post-Effective Amendment No. 2 to Registration Statement No. 333-70643 on Form S-8 of our reports dated April 3 2024, relating to the consolidated financial statements of The Buckle, Inc., and the effectiveness of The Buckle, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Buckle, Inc. for the year ended February 3, 2024.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
April 3, 2024